SECURED NON-NEGOTIABLE
PROMISSORY NOTE
Short Term Note

$

New York, NY
January 2, 2015

FOR VALUE RECEIVED, Ladenburg Thalmann Financial Services Inc., and its successors and assigns (hereinafter called the “Maker”), unconditionally promise(s) to pay to        and any successor thereto (hereinafter the “Holder”), the principal sum of        DOLLARS ($     ), together with interest on the principal balance hereof from time to time outstanding, when and as set forth below:

1. Until the Maturity Date (as defined below) (unless the maturity is accelerated prior thereto pursuant to the terms of this Note), the principal amount outstanding under this Note shall bear interest at the rate per annum equal to zero and forty-one hundredths percent (0.41%), compounded quarterly (the “Contract Rate”).

2. Interest shall be charged on the principal balance hereof from time to time outstanding and shall be calculated on the basis of the actual number of days elapsed over a 365 day year.

3. Principal and interest shall be payable in lawful money of the United States, by wire transfer, to the account of the Holder which Holder shall designate in writing to the Maker from time to time. If the date upon which any payment hereunder is due is not a business day, such payment shall be made on the next succeeding business day.

4. If not accelerated prior thereto in accordance with the terms hereof, the full principal balance of this Note and accrued and unpaid interest thereon shall be due and payable on January 5, 2015 (the “Maturity Date”).

5. The Maker waives presentment, demand, protest and notice of protest and all requirements necessary to hold it liable as Maker. Any failure of the Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

6. This Note may not be prepaid in full or in part.

7. Notwithstanding any provisions to the contrary herein contained, and subject to the limitations relating to the maximum interest allowed to be charged under applicable law set forth herein, during the period that an Event of Default (defined below) shall have occurred and be continuing, at the option of the Holder, the Obligations (as defined below) shall accrue interest at a rate per annum (the “Alternate Rate”) equal to four percent (4%) above the “Prime Rate” noted in The Wall Street Journal Money Rates section on the day of the occurrence of an Event of Default, or if less, any interest as may be lawfully charged under applicable law, computed from the date of the occurrence of an Event of Default and continuing until (i) in the event the Holder, in its sole discretion, elects to waive or postpone its right to accelerate the Obligations, such Event of Default is cured to the sole and absolute satisfaction of the Holder, or (ii) in the event the Holder, in its sole discretion, elects to accelerate the Obligations, or any of them, such Obligations are fully paid and performed.

8. As used in this Note, the term “Obligations” shall mean (i) the principal balance of and accrued interest on this Note; and (ii) all other obligations and liabilities arising under this Note.

9. The following shall constitute an event of default (each an “Event of Default”):

(a) Any failure to make payment of principal or interest under this Note when due; or

(b) The Maker shall: (i) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee, or a substantial part of any of its properties or assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Maker in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; or the Maker by any act or omission shall indicate its consent to, approval of or fail to timely object to any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver, or any trustee for the Maker or any substantial part of any of its properties or assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; (ii) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts as they mature; or (iii) be “insolvent”, as such term is defined in the Bankruptcy Code, § 11 U.S.C. § 101(31).

(c) A material breach or other material violation of the terms of the Stock Pledge Agreement executed pursuant to the terms of the SPA (as defined below) (the “Stock Pledge Agreement”) shall occur, and such breach or other violation remains uncured for a period of ten (10) business days after the giving of written notice to the Maker. Without limiting the generality of the preceding sentence, a breach or violation of any of the provisions of Section 2 of the Stock Pledge Agreement that remains uncured for such ten business day period after the giving of written notice to the Maker shall be an Event of Default hereunder.

(d) An Event of Default shall occur under the other Short Term Notes (as defined below) or the Transaction Notes (as defined below). Solely for the purposes of this paragraph (d), “Event of Default” shall have the meaning set forth in such Short Term Note or Transaction Note.

(e) A Default shall occur under the Lease Agreement, dated as of March 1, 2010, as amended by the amendment executed pursuant to the terms of the SPA, between Cogdill Capital, LLC and SSN (as defined below) (the “Lease Agreement”), as a result of the failure by SSN to pay any Rent when due and after the expiration of any applicable cure period. Solely for the purposes of this paragraph (e), “Default” and “Rent” shall have the meanings set forth in the Lease Agreement.

Upon the occurrence of an Event of Default which shall be continuing, the Holder may take any or all of the following actions: (i) declare the Obligations to be due and payable and (ii) take any and all actions and pursue any and all remedies when and as may be permitted by this Note or by applicable law.

10. EACH OF THE MAKER AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT OR THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS-CLAIMS, OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE, OR THE TRANSACTIONS CONTEMPLATED HEREIN.

The Maker hereby specifically authorizes any action brought upon the enforcement of this Note by the Holder to be instituted and prosecuted in the State or Federal courts located in Knox County, Tennessee, at the election of the Holder. The Maker hereby consents and submits to the personal jurisdiction of the State and Federal courts of Tennessee in any action instituted by the Holder arising under or related to this Note.

11. This, and other notes of like tenor made this same day, are the “Short Term Notes” referred to in the Stock Purchase Agreement by and among Securities Service Network, Inc. (“SSN”), Renaissance Capital Corporation (“RCC”), the shareholders of each of SSN and RCC and the Maker, dated as of September 21, 2014 (“SPA”).

12. This Note, the other Short Term Notes and the “Transaction Notes” referred to in the SPA are secured by the Stock Pledge Agreement executed pursuant to the terms of the SPA.

13. This Note is to be construed and enforced according to the internal laws of the State of Tennessee, without giving effect to principles of conflict of laws.

14. Each provision of this Note is intended to be severable and the invalidity or illegality of any portion of this Note shall not affect the validity or legality of the remainder hereof.

15. This Note is not assignable or otherwise transferable by the Maker nor are its obligations hereunder assumable without the prior consent of the Holder, unless the Maker agrees to remain liable for all the Obligations. This Note is non-negotiable and may not be assigned or otherwise transferred by the Holder without the prior consent of the Maker, except for in the case of a Holder that is a natural person, the transfer of this Note by such Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestate to his or her spouse, child (natural or adopted) or any other direct lineal descendent of such Holder or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Holder and/or any such family members and, in the case of the Trust (as defined in the SPA), the transfer of this Note to any of the beneficiaries of the Trust.

(signature page follows)

MAKER:

Ladenburg Thalmann Financial Services Inc.

By:
Name: Joseph Giovanniello
Title: Senior Vice President –
Corporate and Regulatory Affairs